UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Intermec, Inc.
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Intermec, Inc.
Annual Meeting of Stockholders
May 25, 2011

Supplemental Soliciting Material

Explanatory Note:
Commencing on or about May 10, 2011, Intermec, Inc. (the “Company”) is sending this information to certain stockholders and is using it to communicate with stockholders about the upcoming Annual Meeting of Stockholders. For more information, see our 2011 Proxy Statement.  Our Proxy Statement and Annual Report may be viewed online at www.proxyvote.com.

We urge you to vote “FOR” Proposal 3 and “FOR” Proposal 5.

Recently, we mailed proxy materials in connection with our Annual Meeting of Stockholders to be held on May 25, 2011. We are now soliciting your support for Proposal 3, Advisory Vote on Compensation of Our Named Executive Officers (the “Say on Pay Proposal”), and Proposal 5, Approval of Amendment to the Intermec, Inc. 2008 Omnibus Incentive Plan (the “2008 Plan Proposal”), which will have the effect of replenishing the shares available under the 2008 Plan.

An “Abstain” vote on Proposal 3 or Proposal 5 will have the same effect as a vote “Against” the proposal.  Your vote “FOR” each of these proposals is important.  If you have already voted “Against” or “Abstain” on either of these proposals, we urge you to reconsider and to submit a new vote “FOR” both Proposal 3 and Proposal 5.

EXECUTIVE SUMMARY:
●
Since 2008, our new management team has made significant progress on the strategic and operational initiatives on our path toward improved future business performance and value creation.  The Board strongly supports these strategies and initiatives. Although some of our initiatives resulted in restructuring charges or other expenses that offset profitability in current periods, the Board and the Compensation Committee believe that it is important to reward our senior executives and to continue to motivate them to further realize the results of those strategic initiatives.

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We believe that Proposal 3, the Say on Pay Proposal, deserves your support, based on our demonstrated business progress (summarized below) and our balanced approach to executive compensation.  Over a multi-year period, our Compensation Committee, with the assistance of its outside compensation consultants, has appropriately balanced the considerations of rewarding transformational initiatives, motivating executives to continue improvements, and retaining key talent.

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Your Board and Compensation Committee firmly believe that Intermec is a pay-for-performance company.  The long term equity incentive programs that concluded in 2009 and in 2010 both resulted in zero payout to our executives. The 2009 and 2010 annual cash incentive programs both resulted in zero payout to our executives. Our executive base salaries were reduced by 10% in 2009 due to the general economic conditions. Actual compensation realized by Intermec’s Chief Executive Officer declined by 48% in 2009 and declined by another 15% in 2010.

●
Among other factors that the Compensation Committee has taken into account in setting compensation are:  the achievement of several important business milestones, the impact of the global economic downturn on our incentive programs and the amount of compensation actually realized by our executives over a multiple-year period.  The Compensation Committee believes any comparison of executive pay and Company performance should be viewed from this perspective rather than a simple year-over-year comparison.

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Proposal 5, the 2008 Plan Proposal, is important to the pursuit of our strategic initiatives. Equity compensation is a critical tool for attracting and retaining executive talent and aligning our executives’ incentives with the interests of our stockholders.  To continue providing appropriate equity incentives to our management team in the pursuit of our strategic initiatives, we need to replenish the number of shares authorized under the 2008 Omnibus Incentive Plan.

PROPOSAL 3:

Our CEO and executive officers have delivered performance as part of a multi-year transformation.

Since 2007, our new management team has developed and executed strategies and initiatives designed to improve the long-term health of Intermec and position us for future success.1  As a result of these efforts, the Company has achieved important milestones on the path toward improved future business performance and stockholder value.  This progress has required a multi-faceted program of internal development during a global economic downturn and the ensuing, slow-paced recovery.  Your Board and Compensation Committee believe that senior management has delivered meaningful progress during this period.  In our Proxy Statement, we outline achievements in:
●	streamlining our supply chain operations, including reducing inventories (from $116.9 million at the end of 2008 to $82.6 million at the end of 2010)
●	significantly reducing our operating expenses, and reducing total costs and expenses (which fell from $843.8 million in 2008 to $678.8 million in 2010);
●
accelerating the product development process, resulting in multiple new product introductions in 2009, 2010 and, in January 2011, the introduction of our next-generation ultra-rugged mobile computers, the CN70 series;

●	introducing our innovative INcontrolTM services, a portfolio of hosted, web-based, managed services offerings;
●	increasing global sales in 2010 over 2009 by 3%, and 18% in regions outside North America; and
●	generating positive cash flow each year while investing in these initiatives, during a period of significant recession.

We believe the performance momentum achieved in 2010 has continued into the first quarter of 2011.
●
The Company’s strong financial condition made it possible for us to acquire Vocollect, Inc., a maker of voice recognition hardware and software for warehouses, distribution centers and other deployment environments that we target. This acquisition closed in March 2011 and was funded by approximately $100 million in cash and approximately $97 million in debt. Our strong cash position and borrowing capacity allowed us to fund this strategic acquisition, as well as two smaller acquisitions to support our managed services and software businesses.

●	The Company’s continued strong cash position also allowed us to announce a $10 million share repurchase program in March 2011, in addition to the $20 million of our shares repurchased in 2010.
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First quarter 2011 total revenue of $179 million increased 20% from the prior-year quarter, including organic growth of 13%. Year-over-year revenue growth outside of North America increased by more than 30%.  The Company generated positive cash flow from operations.  Cash, cash equivalents, and short-term investments totaled approximately $124 million at quarter-end, maintaining a strong liquidity position.

The 2010 compensation of our CEO and the other Named Executive Officers is appropriate in light of the Company's business achievements over the past three years and the amount of compensation they actually realized during that time period.

A significant portion of our executives’ cash and equity total direct compensation has been directly tied to Company financial performance goals.  Our executives have not received that compensation when the goals have not been met.  Only a small proportion of our executives’ target total direct compensation (approximately 19% in 2010) was in the form of fixed cash salary; a majority of the target value of total direct compensation is either variable or long-term, or both.

For the past three years, our annual (cash) and long-term (equity) incentive compensation programs have emphasized traditional financial targets and made payout contingent on the achievement of all of those targets (as expressed in a composite). Long-term (equity) incentive compensation performance goals are set at the beginning of each three-year cycle.  In recent years, the extent of global economic uncertainty that would occur during the period was not foreseen when the goals were set. Those unforeseen conditions were a major factor in the Company’s inability to achieve the assigned goals.

In the Summary Compensation Table in the Proxy Statement, “Total” compensation is required to be calculated using the aggregate grant date fair value of equity awards, whether or not value is actually realized from these awards. “Total” compensation includes other items that are driven by accounting and actuarial assumptions, which also are not necessarily reflective of compensation actually realized by the named executive officers in a particular year.

The Supplemental Total Realized Compensation Table on page 44 of our Proxy Statement illustrates that, when adjusted to disregard the grant date fair value of long-term equity awards and other appropriate items, the realized compensation of Mr. Byrne, our CEO, actually decreased from 2008 to 2009, and from 2009 to 2010.
Name	Year	Total Realized Compensation (a)2	“Total” Reported in Summary Compensation Table
Byrne, Patrick J.	2010	$ 911,632	$ 3,519,480
CEO and President	2009	1,068,790	2,086,782
	2008	2,040,538	2,888,301

Total direct compensation (base salary, annual cash incentive compensation and long-term equity compensation) realized by our CEO and other of our senior executives has fallen far short of targeted executive compensation. As a result, our senior executives’ realized compensation did not remain competitive, their stock ownership did not grow as expected and retention became a concern.  In setting compensation for 2010, the Compensation Committee appropriately considered these and other factors that take multiple years into account.  A year-over-year comparison risks not recognizing the impact of volatile economic circumstances on incentive compensation.  Similarly, restoration in 2010 of the temporary 10% salary reduction in 2009 may be misconstrued as a pay increase.

 Your Board and Compensation Committee are committed to ensuring management accountability and pay for performance principles.  During this transformative period, the Compensation Committee met eight times in each of 2008, 2009 and 2010, and employed outside compensation consultants to assist it in developing appropriate compensation programs for the Company’s executive officers.

PROPOSAL 5:

The Amendment to the Intermec, Inc. 2008 Omnibus Incentive Plan is critical to our strategies.

The 2008 Plan Proposal ensures the availability of stock-based long-term incentive compensation, which is vital to our ability to attract, motivate and retain executives and other key employees needed to execute our strategic initiatives and achieve strong performance in the future.

We believe that top executive talent is in demand, and it is in the best interests of the Company’s stockholders to have a competitive long-term incentive program to retain our current key executives. We also believe that the potential for stock ownership is a valuable retention tool, and that it is appropriate to promote greater alignment with stockholders and increased stock ownership among our named executive officers with the use of equity compensation.

Consistent with this view, in 2010 the annual equity grants were modified in both mix and amount to provide an opportunity for increased executive stock ownership and to provide retention incentive. These grants served to reward transformative performance, create a further performance incentive aligned with stockholder interests, and create a retention incentive for the executive team instrumental in developing and leading these strategic initiatives.  (In 2010, the approximate proportions were: stock options 22%, restricted stock units 54% and performance share units 24%; in 2009, the approximate proportions were: 33%, 33% and 33%, respectively.)

If Proposal 5, the 2008 Plan Proposal, is not approved by stockholders, we anticipate that within twelve months we may not have enough shares to fund our normal annual equity grants to employees, or grants for new hires. This estimate takes into account the increase in our employee count as a result of our acquisition of Vocollect, Inc. in March 2011. Lack of available equity will severely limit our ability to attract, retain and motivate individuals integral to achieving our business objectives.   However, if Proposal 5 is approved and the number of shares authorized under the 2008 Omnibus Incentive Plan is increased, the Company believes it will have the flexibility to continue to provide appropriate equity incentives over the next three years.

We believe that the effective use of stock-based long-term incentive compensation is vital to the Company’s ability to achieve strong performance in the future by giving our senior executives opportunities to accumulate Company equity and aligning their economic interests with the interests of stockholders.

* * * *

For the reasons outlined above and in our 2011 Proxy Statement, we urge you to vote “FOR” Proposal 3, our Say on Pay Proposal, and “FOR” Proposal 5, our 2008 Plan Proposal.

Your vote is important.  Please make sure that your Intermec shares are voted at our Annual Meeting of Stockholders on May 25, 2011.  Thank you.

Forward Looking Statements.  Statements made in this filing and related statements that express our intentions, hopes, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. Such forward-looking statements include, without limitation, statements about attainment of performance goals by any of our executives, our intention to repurchase shares of our common stock, our view of general economic and market conditions, our revenue, expense, earnings or financial outlook for the current or any future period, our ability to develop, produce, market or sell our products, either directly or through third parties, reduce or control expenses, improve efficiency, realign resources, continue operational improvement or growth, effectively integrate acquired businesses, and similar estimates, expectations and results. These statements represent beliefs and expectations only as of the date they were made and may include statements regarding action to be taken by third parties or by us. We may elect to update forward-looking statements, but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual actions or results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties, which may cause our actual results to differ materially from those discussed in a forward-looking statement. These risk factors include, but are not limited to, risks and uncertainties described more fully in our reports to be filed with the Securities and Exchange Commission, including, but not limited to, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K.

1 This discussion of our business results for 2010 should be read in conjunction with our Annual Report on Form 10-K, and the other periodic and current reports we file with the SEC.  The discussion of our business results for the first quarter of 2011 should be read in conjunction with our Current Report on Form 8-K, filed on May 4, 2011, and our Report on Form 10-Q for the first quarter of 2011, when filed.

2 Footnote (a) to the Supplemental Total Realized Compensation Table on page 44 of our Proxy Statement reads as follows:

(a)   Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the “Total” column of the Summary Compensation Table. Total Realized Compensation is not a substitute for “Total” compensation. Total Realized Compensation represents: (1) “Total” compensation, as calculated in the Summary Compensation Table for each of the named executive officers under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table), minus (3) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table), plus (4) the value realized from the exercise of stock options and the vesting of RSUs or PSUs before payment of any applicable withholding taxes and brokerage commissions (as reflected in the Option Exercises and Stock Vested tables of the proxy statements for the respective years). In addition, Total Realized Compensation reflects any bonus actually paid in each of the years shown, whereas “Total” compensation under the SEC rules reflects any bonus earned for the applicable years (regardless of when paid). For more information on “Total” compensation under the SEC rules, see the footnotes accompanying the Summary Compensation Table set forth above.